EXHIBIT 99

MB Financial, Inc. 801 West Madison Street Chicago, Illinois 60607 (312) 421-7600 NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
(773) 645-7866
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS RECORD FIRST QUARTER RESULTS FOR 2004

CHICAGO, April 21, 2004 – MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today first quarter results for 2004. The Company had net income of $14.6 million for the first quarter of 2004 compared to $12.4 million for the first quarter of 2003, an increase of 17.6%. Fully diluted earnings per share for the first quarter of 2004 increased 15.2% to $0.53 compared to $0.46 per share in the first quarter of 2003.

Mitchell Feiger, President and Chief Executive Officer of MBFI said, “We are very pleased with our operating results for the first quarter of 2004. We continue to experience positive growth in both net interest income and non-interest earnings. Furthermore, our planned merger with First SecurityFed Financial, Inc. remains on schedule for completion in the second quarter of 2004.”

In addition to the operating results noted above, the following significant items occurred during the first quarter of 2004:

•	Return on average equity of 15.26% for the quarter, up from 14.47% in the first quarter of 2003.

•	Return on average assets of 1.34% for the quarter, up from 1.25% in the first quarter of 2003.

•	Trust, asset management and brokerage fees increased $1.3 million, or 51.3% to $3.9 million from the first quarter of 2003 due to stronger investment sales activity in 2004 and an additional month of income from our wholly owned full service broker/dealer, Vision Investment Services, Inc. (Vision), acquired in the merger with South Holland Bancorp, Inc. (South Holland) in February 2003.

•	Net gains on sale of securities available for sale increased $610 thousand to $691 thousand from the first quarter of 2003.

See “Selected Financial Ratios” section below for additional statistical data regarding the Company's 2004 first quarter performance.

On January 12, 2004, the Company jointly announced with First SecurityFed Financial, Inc. (First SecurityFed), parent of First Security Federal Savings Bank, an agreement to merge. The Company will be the surviving corporation in the transaction valued at approximately $139.2 million, which will be paid through a combination of the Company’s common stock and cash. The transaction is expected to generate approximately $52.0 million of goodwill. First SecurityFed reported assets of $494.4 million as of December 31, 2003. As noted above, completion of the transaction is expected in the second quarter of 2004, pending First SecurityFed shareholder, regulatory and other necessary approvals.

RESULTS OF OPERATIONS

First Quarter Results

Net income was $14.6 million for the first quarter of 2004, compared to $12.4 million for the first quarter of 2003. Net interest income was $36.0 million for the three months ended March 31, 2004, an increase of $2.2 million, or 6.6% from $33.8 million for the comparable period in 2003. Net interest income grew primarily due to a $318.5 million, or 8.7% increase in average interest earning assets, which offset a 7 basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.72% from 3.79% in the comparable 2003 period. The increase in average interest earning assets was primarily due to the acquisition of South Holland in February 2003 and growth of our commercial real estate and construction real estate loan portfolios.

The provision for loan losses decreased $736 thousand to $2.0 million in the first quarter of 2004 from $2.7 million in the comparable 2003 period. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income increased $1.8 million, or 12.1% to $16.3 million for the quarter ended March 31, 2004 from $14.5 million for the first quarter of 2003. Trust, asset management and brokerage fees increased by $1.3 million due to a $1.2 million increase in brokerage fees and a $179 thousand increase in income from trust and asset management activities. Brokerage fees increased primarily due to higher investment sales activity at Vision, as well as an additional month of income from Vision as compared to the same period in 2003. The $179 thousand increase in trust and asset management income was primarily due to an additional month of South Holland’s trust revenues in the first quarter of 2004 compared to the first quarter of 2003. Net lease financing increased by $640 thousand due to improved residual realizations within the lease investment portfolio. Net gain on sale of securities available for sale increased by $610 thousand due to net gains of $691 thousand in the first quarter of 2004. Generally, these gains arise from management’s decision to sell certain securities based on their remaining duration and relative position on the current yield curve. Deposit service fees increased by $412 thousand due to a $346 thousand increase in NSF and overdraft fees resulting from the additional month of South Holland revenues in 2004. Loan service fees declined by $631 thousand due to a $394 thousand decrease in prepayment fees attributable to a decline in loan prepayments and a $354 thousand decline in miscellaneous loan fees attributable to lower mortgage banking fees. Other operating income declined by $563 thousand primarily due to a $351 thousand decline in gain on sale of mortgage loans. Mortgage loans sold decreased $17.0 million to $7.0 million for the three months ended March 31, 2004 compared to $24.0 million during the same period of 2003. The decline in mortgage loans sold was due to lower mortgage loan origination activity in the 2004 first quarter.

Other expense increased by $2.0 million, or 7.3% to $29.4 million for the quarter ended March 31, 2004 from $27.4 million for the quarter ended March 31, 2003. Salaries and employee benefits increased by $1.4 million due to our continued growth and investment in personnel as well as an additional month of South Holland expense in the 2004 first quarter. Brokerage fee expense increased by $681 thousand primarily due to higher investment sales activity at Vision during 2004, and an additional month of expense for Vision as compared to the same period in 2003. Advertising and marketing expense and telecommunication expense increased by $224 thousand and $108 thousand, respectively, while professional and legal expense as well as occupancy and equipment expense declined by $357 thousand and $130 thousand, respectively.

Income tax expense for the three months ended March 31, 2004 increased $540 thousand to $6.4 million compared to $5.8 million for the comparable period in 2003. The effective tax rate was 30.4% and 32.0% for the three months ended March 31, 2004 and 2003, respectively. The decline in the effective tax rate was primarily due to a $742 thousand increase in nontaxable investment securities income during the first quarter of 2004 compared to the same period in 2003.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended March 31,

	2004			2003

	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$2,843,613	$39,160	5.54%	$2,672,493	$41,493	6.30%
Loans exempt from federal income taxes (3)	3,227	52	6.37	3,803	66	7.05
Taxable investment securities	948,677	10,204	4.30	867,564	9,145	4.27

Investment securities exempt from federal income taxes (3)	181,460	2,592	5.65	93,190	1,451	6.31
Federal funds sold	6,557	16	0.97	31,466	88	1.13
Other interest bearing deposits	8,118	18	0.89	4,649	16	1.40

Total interest earning assets	3,991,652	52,042	5.24	3,673,165	52,259	5.77

Non-interest earning assets	396,587			344,170

Total assets	$4,388,239			$4,017,335

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$701,556	$1,242	0.71%	$631,806	$1,588	1.02%
Savings deposits	457,926	605	0.53	432,847	906	0.85
Time deposits	1,690,533	10,095	2.40	1,669,185	12,362	3.00
Short-term borrowings	416,556	1,274	1.23	224,930	918	1.66

Long-term borrowings and junior subordinated notes	117,535	1,860	6.26	130,049	2,139	6.67

Total interest bearing liabilities	3,384,106	15,076	1.79	3,088,817	17,913	2.35

Non-interest bearing deposits	574,069			529,651
Other non-interest bearing liabilities	45,455			51,109
Stockholders' equity	384,609			347,758

Total liabilities and stockholders' equity	$4,388,239			$4,017,335

Net interest income/interest rate spread (4)		$36,966	3.45%		$34,346	3.42%

Taxable equivalent adjustment		925			531

Net interest income, as reported		$36,041			$33,815

Net interest margin on a fully tax equivalent basis (5)			3.72%			3.79%

Net interest margin (5)			3.63%			3.73%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $1.2 million for the three months ended March 31, 2004 and 2003.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $2.7 million, or 7.6% to $37.0 million for the three months ended March 31, 2004 from $34.3 million for the three months ended March 31, 2003. Tax-equivalent interest income declined by $217 thousand due to a 53 basis point decline in tax-equivalent yield on interest-earning assets. The decline in yield was partially offset by a $318.5 million, or 8.7% increase in average interest earning assets, comprised of a $170.5 million, or 6.4% increase in average loans and a $169.4 million, or 17.6% increase in average investment securities, offset by a $24.9 million decline in federal funds sold. Interest expense declined by $2.8 million due to a 56 basis point decline in the cost of interest bearing liabilities, which was partially offset by a $295.3 million increase in average interest bearing liabilities. The increase in average interest earning assets and average interest bearing liabilities is primarily due to the acquisition of South Holland in the first quarter of 2003 and growth of our commercial real estate and construction real estate loan portfolios. The net interest margin expressed on a fully tax equivalent basis decreased 7 basis points to 3.72% in the first quarter of 2004 from 3.79% in the first quarter of 2003 as there was a higher percentage of interest bearing liabilities to interest earning assets in the 2004 period.

The net interest margin expressed on a fully tax equivalent basis decreased by 12 basis point to 3.72% in the first quarter of 2004 from 3.84% in the fourth quarter of 2003 as loans continued to reprice at current market rates.

BALANCE SHEET

Total assets increased $77.9 million or 1.8% from December 31, 2003 to $4.4 billion at March 31, 2004. Net loans increased by $48.4 million, or 1.7% to $2.8 billion at March 31, 2004 (See “Loan Portfolio” section below). Investment securities available for sale increased by $49.5 million, or 4.5% to $1.2 billion at March 31, 2004 primarily due to increases in deposits and other funding sources as discussed below.

Total liabilities increased by $60.3 million, or 1.5% to $4.0 billion at March 31, 2004. Total deposits grew by $19.0 million, or 0.6% to $3.5 billion at March 31, 2004. Short-term borrowings increased by $20.7 million, or 5.3% due to a $55.0 million increase in short-term Federal Home Loan Bank advances, which was partially offset by a $33.5 million decline in federal funds purchased. Long-term borrowings increased by $24.9 million, or 116.1% primarily due to a $25.0 million increase in long-term Federal Home Loan Bank advances.

Total stockholders’ equity increased $17.6 million, or 4.7% to $393.1 million at March 31, 2004 compared to $375.5 million at December 31, 2003. The growth was due to net income of $14.6 million and a $5.6 million increase in accumulated other comprehensive income due to net unrealized gains on available for sale securities. The above items were partially offset by $3.2 million, or $0.12 per share cash dividends.

At March 31, 2004, the Company’s total risk-based capital ratio was 13.12%; Tier 1 capital to risk-weighted assets ratio was 11.89% and Tier 1 capital to average asset ratio was 9.03%. MB Financial Bank and Union Bank were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at March 31, 2004.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):

	March 31,		December 31,		March 31,
	2004		2003		2003

	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial	$654,176	23%	$647,365	23%	$644,783	23%
Commercial loans collateralized by
assignment of lease payments	221,757	8%	234,724	8%	263,274	9%
Commercial real estate	1,123,250	39%	1,090,498	39%	1,002,745	36%
Residential real estate	358,960	12%	361,110	13%	401,566	15%
Construction real estate	296,804	10%	268,523	9%	239,882	9%
Installment and other	219,947	8%	223,574	8%	223,657	8%

Gross loans (1)	2,874,894	100%	2,825,794	100%	2,775,907	100%

Allowance for loan losses	(40,298)		(39,572)		(38,973)

Net loans	$2,834,596		$2,786,222		$2,736,934

(1)	Gross loan balances at March 31, 2004, December 31, 2003, and March 31, 2003 are net of unearned income, including net deferred loan fees of $4.0 million, $4.2 million, and $4.4 million, respectively.

Net loans increased by $48.4 million in the first quarter of 2004 from $2.8 billion at December 31, 2003. Commercial real estate, construction real estate and commercial grew by $32.8 million, $28.3 million and $6.8 million, respectively, while commercial loans collateralized by assignment of lease payments, installment and other loans and residential real estate decreased by $13.0 million, $3.6 million and $2.2 million, respectively. The increases were due to growth in both existing customer and new customer loan demand resulting primarily from the Company’s continued focus on marketing and new business development. Commercial loans collateralized by assignment of lease payments continued to decline as many companies opted to purchase capital assets rather than lease in the 2004 rate environment.

Net loans increased by $97.7 million, or 3.6% to $2.8 billion at March 31, 2004 from $2.7 billion at March 31, 2003. The increase was due to growth in both existing customer and new customer loan demand resulting primarily from the Company’s continued focus on marketing and new business development.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollars in thousands):

	March 31,	December 31,	March 31,
	2004	2003	2003

Non-performing loans:
Non-accrual loans	$26,212	$20,795	$21,493
Loans 90 days or more past due, still accruing interest	97	317	941

Total non-performing loans	26,309	21,112	22,434

Other real estate owned	180	472	1,106

Other repossessed assets	-	-	21

Total non-performing assets	$26,489	$21,584	$23,561

Total non-performing loans to total loans	0.92%	0.75%	0.81%

Allowance for loan losses to non-performing loans	153.17%	187.44%	173.72%

Total non-performing assets to total assets	0.60%	0.50%	0.56%

Total non-performing assets were $26.5 million, $21.6 million, and $23.6 million as of March 31, 2004, December 31, 2003, and March 31, 2003, respectively. The increase in the first quarter of 2004 was primarily due to a $4.2 million commercial loan transferred to non-accrual loans.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):

	Three Months Ended March 31,

	2004	2003

Balance at beginning of period	$39,572	$33,890
Additions from acquisition	-	3,563
Provision for loan losses	2,000	2,736
Charge-offs	(1,710)	(2,622)
Recoveries	436	1,406

Balance at March 31,	$40,298	$38,973

Total loans at March 31,	$2,874,894	$2,775,907

Ratio of allowance for loan losses to total loans	1.40%	1.40%

The Company maintains its allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience and the value of underlying collateral.

Net charge-offs increased by $58 thousand in the quarter ended March 31, 2004 compared to the quarter ended March 31, 2003. Charge-offs declined by $912 thousand as the 2003 first quarter included charge-offs of one construction real estate loan and one commercial real estate loan totaling $640 thousand and $420 thousand, respectively. Recoveries declined by $970 thousand in 2004 as the first quarter of 2003 included recoveries of two commercial loans totaling $971 thousand. The provision for loan losses declined by $736 thousand to $2.0 million in the quarter ended March 31, 2004 from $2.7 million in the quarter ended March 31, 2003 based on the results of our quarterly analysis of the loan portfolio as of March 31, 2004.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities, including the proposed merger with First SecurityFed, might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs; (3) changes in management’s estimate of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and our net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) our ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2004 and December 31, 2003
(Amounts in thousands, except common share data)
(Unaudited)

	March 31,	December 31,
	2004	2003

ASSETS
Cash and due from banks	$71,297	$91,283
Interest bearing deposits with banks	7,068	6,647
Investment securities available for sale	1,161,657	1,112,110
Loans held for sale	681	3,830
Loans (net of allowance for loan losses of $40,298 at March 31, 2004
and $39,572 at December 31, 2003)	2,834,596	2,786,222
Lease investments, net	68,198	73,440
Premises and equipment, net	82,669	80,410
Cash surrender value of life insurance	83,446	82,547
Goodwill, net	70,293	70,293
Other intangibles, net	7,270	7,560
Other assets	45,805	40,751

Total assets	$4,432,980	$4,355,093

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$569,355	$598,961
Interest bearing	2,881,684	2,833,074

Total deposits	3,451,039	3,432,035
Short-term borrowings	412,324	391,600
Long-term borrowings	46,380	21,464
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	42,742	47,058

Total liabilities	4,039,928	3,979,600

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
26,816,126 shares at March 31, 2004 and 26,807,430 at December 31, 2003)	268	268
Additional paid-in capital	71,161	71,837
Retained earnings	308,280	296,906
Unearned compensation	(385)	(198)
Accumulated other comprehensive income	14,137	8,531
Less: 12,769 and 57,300 shares of treasury stock, at cost, at March 31,
2004 and December 31, 2003, respectively	(409)	(1,851)

Total stockholders' equity	393,052	375,493

Total liabilities and stockholders' equity	$4,432,980	$4,355,093

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended
	March 31,

	2004	2003

Interest income:
Loans	$39,194	$41,536
Investment securities:
Taxable	10,204	9,145
Nontaxable	1,685	943
Federal funds sold	16	88
Other interest bearing accounts	18	16

Total interest income	51,117	51,728

Interest expense:
Deposits	11,942	14,856
Short-term borrowings	1,274	918
Long-term borrowings and junior subordinated notes	1,860	2,139

Total interest expense	15,076	17,913

Net interest income	36,041	33,815
Provision for loan losses	2,000	2,736

Net interest income after provision for loan losses	34,041	31,079

Other income:
Loan service fees	1,065	1,696
Deposit service fees	4,295	3,883
Lease financing, net	3,948	3,308
Trust, asset management and brokerage fees	3,862	2,553
Net gain on sale of securities available for sale	691	81
Increase in cash surrender value of life insurance	899	918
Other operating income	1,508	2,071

	16,268	14,510

Other expense:
Salaries and employee benefits	16,123	14,683
Occupancy and equipment expense	4,461	4,591
Computer services expense	1,072	1,132
Advertising and marketing expense	1,193	969
Professional and legal expense	716	1,073
Brokerage fee expense	1,211	530
Telecommunication expense	669	561
Other intangibles amortization expense	290	272
Other operating expenses	3,615	3,542

	29,350	27,353

Income before income taxes	20,959	18,236
Income taxes	6,371	5,831

Net Income	$14,588	$12,405

Common share data (1):
Basic earnings per common share	$0.55	$0.47
Diluted earnings per common share	$0.53	$0.46
Weighted average common shares outstanding	26,766,696	26,571,600
Diluted weighted average common shares outstanding	27,502,434	27,174,284

(1)	The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. All common share and per common share data has been adjusted to reflect such dividend.

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the Three Months Ended
	March 31,

	2004		2003

Performance Ratios:

Annualized return on average assets	1	.34%	1	.25%

Annualized return on average equity	15.26		14.47

Net interest rate spread	3.45		3.42

Efficiency ratio (1)	55.86		55.94

Net interest margin - fully tax equivalent basis (2)	3.72		3.79

Net interest margin	3.63		3.73

Asset Quality Ratios:

Non-performing loans to total loans	0	.92%	0	.81%

Non-performing assets to total assets	0.60		0.56

Allowance for loan losses to total loans	1.40		1.40

Allowance for loan losses to non-performing loans	153.17		173.72

Net loan charge-offs to average loans (annualized)	0.18		0.18

Capital Ratios:

Tangible equity to assets (3)	7	.30%	6	.53%

Equity to total assets	8.87		8.29

Tangible book value per share (4)(6)	$11.87		$10.23

Book value per share (5)(6)	14.67		13.24

Company's Capital Ratios:

Total capital (to risk-weighted assets)	13	.12%	12	.39%

Tier 1 capital (to risk-weighted assets)	11.89		10.59

Tier 1 capital (to average assets)	9.03		8.59

(1)	Equals total other expense excluding intangibles amortization expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	The Company split its common shares three-for-two by paying a 50% stock dividend in December 2003. Per common share data has been adjusted to reflect such dividend.